CONTACT:	-OR-	INVESTOR RELATIONS:
Bluegreen Corporation		The Equity Group Inc.
Tony Puleo		Devin Sullivan
Chief Financial Officer		Senior Vice President
(561) 912-8270		(212) 836-9608
tony.puleo@bluegreencorp.com		dsullivan@equityny.com

FOR IMMEDIATE RELEASE

BLUEGREEN CORPORATION REPORTS 2011 SECOND QUARTER FINANCIAL RESULTS

Overview

•     Bluegreen Resorts system-wide sales, including sales made on behalf of third parties, were $79.1 million as compared to $79.5 million for Q2 2010.

•     Total fee-based service revenues rose 23% to $35.6 million for Q2 2011 from $28.9 million for Q2 2010.

•     Income from continuing operations rose 18% to $11.3 million, or $0.30 per diluted share, from income from continuing operations of $9.6 million, or $0.26 per diluted share, in Q2 2010.

•     Net loss of $26.7 million, or $0.83 per diluted share, which included a loss from discontinued operations of $36.4 million, or $1.13 per diluted share, related to Bluegreen Communities.

•     Cash flow from operating and investing activities (“Free Cash Flow”) of $75.6 million for the six months ended June 30, 2011 compared to $77.9 million for the six months ended June 30, 2010; and

•     Unrestricted cash and cash equivalents at June 30, 2011 of $67.1 million

Boca Raton, Fla. – August 12, 2011 – Bluegreen Corporation (NYSE: BXG), a leading timeshare sales, marketing and resort management company, today announced financial results for the three and six months ended June 30, 2011.

John M. Maloney Jr., President and Chief Executive Officer of Bluegreen, commented, “We are very pleased with second quarter 2011 results from continuing operations, highlighted by 23% growth in our fee-based service revenues, lower Bluegreen Resorts selling and marketing expenses as a percentage of system-wide sales, a 18% increase in income from continuing operations, an improved debt profile, and Free Cash Flow of $41.6 million. Our core product, the points-based Bluegreen Vacation Club, provides a platform that can support three potential sources of revenue: our traditional timeshare (VOI) business; a growing fee-based services business; and a finance business. While acknowledging the macroeconomic challenges facing our business and industry, we believe that we are well positioned to enhance the long-term value of Bluegreen for our shareholders.”

Additional operating highlights included:

•     In connection with its fee-based services business, Resorts sold $27.0 million of third-party VOI inventory in Q2 2011, generating sales and marketing commissions of approximately $18.3 million and contributing an estimated $4.6 million to Resorts operating profit. This compares to sales of $18.2 million of third-party VOI inventory, which generated sales and marketing commissions of $12.1 million and contributed an estimated $2.4 million to Resorts operating profit in Q2 2010. In Q2 2011, Bluegreen provided sales and marketing services for 7 resorts under fee-based service arrangements, as compared to 5 such arrangements during Q2 2010;

•    Total revenues from fee-based services (including sales and marketing commissions, resort management services, title and other services) rose 23% to $35.6 million in Q2 2011. As of June 30, 2011, Bluegreen managed 45 timeshare resort properties and hotels compared to 43 as of June 30, 2010;

•     Operating profit at Resorts rose 31% to $18.3 million for Q2 2011 from $14.0 million for Q2 2010;

Bluegreen Corporation August 12, 2011	2

•     Cash received from Resorts sales - either at closing or within 30 days of closing and including down payments received on financed sales - represented 57% of Resorts sales for the first six months of 2011;

•     Debt-to-equity (recourse and non-recourse) declined to 2.53:1 at June 30, 2011 from 2.58:1 at December 31, 2010. Debt-to-equity (recourse only) declined to 1.20:1 at June 30, 2011 from 1.22:1 at December 31, 2010.

Income from continuing operations rose 18% to $11.3 million, or $0.30 per diluted share, from income from continuing operations of $9.6 million, or $0.26 per diluted share, in Q2 2010.

As previously announced in June 2011, the Company’s Board of Directors made a determination in June to seek to sell the Bluegreen Communities business segment or all or substantially all of its assets. As a result, Bluegreen Communities is accounted for as a discontinued operation for all periods presented. In July 2011, the Company entered into a non-binding letter of intent with a third party contemplating the sale of Bluegreen Communities’ real estate assets. However, as of the date of this release, the Company had not entered into any definitive agreement with respect to the sale of Bluegreen Communities or its assets and the Company may not be successful in its efforts to consummate a sale.

The loss from discontinued operations, net of income taxes, for Q2 2011 was $36.4 million, or $1.13 per diluted share, compared to a loss from discontinued operations of $3.9 million, or $0.12 per diluted share, in Q2 2010. The loss from discontinued operations for Q2 2011 included a $56.4 million non-cash, pre-tax charge to write-down Bluegreen Communities’ assets held for sale to estimated fair market value, less cost to sell. As of June 30, 2011, the carrying value of Bluegreen Communities’ real estate assets was $31.8 million. Revenues at Bluegreen Communities for Q2 2011 were $2.6 million as compared to $2.7 million in Q2 2010.

Including the impact of discontinued operations, the net loss for Q2 2011 was $26.7 million, or $0.83 per diluted share, compared to net income of $4.3 million, or $0.14 per diluted share, in Q2 2010.

Bluegreen Corporation August 12, 2011	3

BLUEGREEN RESORTS

Supplemental Financial Data and Reconciliation of System-Wide Sales of VOIs to GAAP Gross Sales of VOIs

Three Months and Six Months Ended June 30, 2011 and June 30, 2010

(In 000’s, except percentages) (unaudited)

	Three Months Ended June 30, 2011				Three Months Ended June 30, 2010
	Traditional Timeshare Business	Fee-Based Services Business	Total	% of System-wide sales of VOIs, net (6)	Traditional Timeshare Business	Fee-Based Services Business	Total	% of System-wide sales of VOIs, net (6)
System-wide sales of VOIs (1)	$52,198	$26,951	$79,149		$61,284	$18,201	$79,485
Change in sales deferred under timeshare
accounting rules	(788)	—	(788)		(4,017)	—	(4,017)
System-wide sales of VOIs, net (1)	51,410	26,951	78,361	100%	57,267	18,201	75,468	100%
Less: Sales of third-party VOIs	—	(26,951)	(26,951)	(34)	—	(18,201)	(18,201)	(24)
Gross sales of VOIs	51,410	—	51,410	66	57,267	—	57,267	76
Estimated uncollectible VOI notes receivable (2)	(6,632)	—	(6,632)	(13)	(9,588)	—	(9,588)	(17)
Sales of VOIs	44,778	—	44,778	57	47,679	—	47,679	63
Cost of VOIs sold (3)	(10,116)	—	(10,116)	(23)	(12,346)	—	(12,346)	(26)
Gross profit (3)	34,662	—	34,662	77	35,333	—	35,333	74
Fee-based sales commission revenue	—	18,308	18,308	23	—	12,130	12,130	16
Other resort fee-based services revenues	—	17,287	17,287	22	—	16,729	16,729	22
Cost of other resort fee-based services	—	(9,231)	(9,231)	(12)	—	(8,282)	(8,282)	(11)
Net carrying cost of VOI inventory	(2,925)	—	(2,925)	(4)	(1,766)	—	(1,766)	(2)
Selling and marketing expenses (4)	(22,972)	(12,046)	(35,018)	(45)	(26,650)	(8,470)	(35,120)	(47)
Resorts G & A expenses (4)	(3,113)	(1,632)	(4,745)	(6)	(3,840)	(1,221)	(5,061)	(7)
Bluegreen Resorts operating profit (5)	$5,652	$12,686	$18,338	23%	$3,077	$10,886	$13,963	19%

	Six Months Ended June 30, 2011				Six Months Ended June 30, 2010
	Traditional Timeshare Business	Fee-Based Services Business	Total	% of System-wide sales of VOIs, net (6)	Traditional Timeshare Business	Fee-Based Services Business	Total	% of System-wide sales of VOIs, net (6)
System-wide sales of VOIs (1)	$93,762	$43,861	$137,623		$100,802	$33,955	$134,757
Change in sales deferred under timeshare
accounting rules	(1,304)	—	(1,304)		(6,514)	—	(6,514)
System-wide sales of VOIs, net (1)	92,458	43,861	136,319	100%	94,288	33,955	128,243	100%
Less: Sales of third-party VOIs	—	(43,861)	(43,861)	(32)	—	(33,955)	(33,955)	(26)
Gross sales of VOIs	92,458	—	92,458	68	94,288	—	94,288	74
Estimated uncollectible VOI notes receivable (2)	(10,751)	—	(10,751)	(12)	(24,602)	—	(24,602)	(26)
Sales of VOIs	81,707	—	81,707	60	69,686	—	69,686	54
Cost of VOIs sold (3)	(20,654)	—	(20,654)	(25)	(18,434)	—	(18,434)	(26)
Gross profit (3)	61,053	—	61,053	75	51,252	—	51,252	74
Fee-based sales commission revenue	—	29,072	29,072	21	—	22,310	22,310	17
Other resort fee-based services revenues	—	34,487	34,487	25	—	32,705	32,705	26
Cost of other resort fee-based services	—	(18,170)	(18,170)	(13)	—	(16,206)	(16,206)	(13)
Net carrying cost of VOI inventory	(7,067)	—	(7,067)	(5)	(5,317)	—	(5,317)	(4)
Selling and marketing expenses (4)	(43,101)	(20,446)	(63,547)	(47)	(45,954)	(16,549)	(62,503)	(49)
Resorts G & A expenses (4)	(6,057)	(2,874)	(8,931)	(7)	(6,986)	(2,516)	(9,502)	(7)
Bluegreen Resorts operating profit (5)	$4,828	$22,069	$26,897	20%	$(7,005)	$19,744	$12,739	10%

(1) Amount for “fee-based services business” represents sales of VOIs made on behalf of third parties, which are transacted in the same manner as the sale of the Company’s VOI inventory as represented under “traditional timeshare business.”

(2) Percentages for estimated uncollectible VOI notes receivable are calculated as a percentage of gross sales of VOIs.

(3) Percentages for cost of VOIs sold and the associated gross profit are calculated as a percentage of sales of VOIs.

(4) Selling and marketing expenses and Resorts G&A expenses are allocated pro rata based on system-wide sales of VOIs, net.

(5) General and administrative expenses attributable to corporate overhead have been excluded from the table. Corporate general and administrative expenses totaled $8.8 million and $9.4 million for the three months ended June 30, 2011 and 2010, respectively, and $19.2 million and $22.3 million for the six months ended June 30, 2011 and 2010, respectively.

(6) Unless otherwise indicated.

Bluegreen Corporation August 12, 2011	4

System-wide sales of VOIs remained consistent in Q2 2011 as compared to Q2 2010. Total VOI sales transactions declined to 6,559 from 6,649 in Q2 2010, with a decrease in Bluegreen VOIs sales transactions (traditional timeshare business) partially offset by an increase in the number of sales made on behalf of third parties (fee-based services business). Total prospect tours rose to 45,348 from 44,026 in Q2 2010, with new prospect tours increasing to 26,966 in Q2 2011 from 26,329 in Q2 2010. Total sale-to-tour conversion ratio was 14.5% compared to 15.1% in Q2 2010, and the new prospect sale-to-tour conversion ratio was 10.2% compared to 10.5% in Q2 2010. Average sales price per transaction rose to $12,250 for Q2 2011 from $11,990 for Q2 2010.

Estimated uncollectible VOI notes receivable decreased in Q2 2011 as compared to Q2 2010, primarily as a result of the decrease in VOI sales of the Company’s inventory and the increased percentage of VOI sales realized in cash during Q2 2011.

As a percentage of system-wide sales of VOIs, net, selling and marketing expenses decreased to 45% in Q2 2011 from 47% in Q2 2010, due to a shift to what Bluegreen believes are more efficient marketing programs, and a higher average sales price during Q2 2011.

Operating profit from the fee-based services business increased 17% during Q2 2011 as compared to Q2 2010, reflecting an increase in sales of third-party inventory.

Resorts operating profit improved to $18.3 million, or 23% of system-wide sales of VOIs, net, in Q2 2011, from operating profit of $14.0 million, or 19% of system-wide sales of VOIs, net, in Q2 2010.

INTEREST INCOME AND INTEREST EXPENSE

Net interest spread includes the excess of interest income earned on $651.7 million of notes receivable held as of June 30, 2011, net of interest expense incurred on $517.2 million of receivable-backed debt as of June 30, 2011. Net interest spread in Q2 2011 was $14.0 million as compared to $16.1 million in Q2 2010, due to the continued decrease in Bluegreen’s VOI notes receivable portfolio reflecting our continuing efforts to increase the amount of sales that are realized in cash and growth in sales on behalf of our fee-based services clients as such sales do not result in a Bluegreen note receivable. Other interest expense, which is primarily comprised of interest on lines of credit, notes payable and our junior subordinated debentures, decreased to $4.0 million in Q2 2011 from $4.6 million in Q2 2010, primarily as a result of a lower outstanding average debt balance during Q2 2011.

ABOUT BLUEGREEN CORPORATION

Founded in 1966 and headquartered in Boca Raton, FL, Bluegreen Corporation (NYSE:BXG) is a leading timeshare sales, marketing and resort management company. Bluegreen Resorts manages, markets and sells the Bluegreen Vacation Club, a flexible, points-based, deeded vacation ownership plan with more than 160,000 owners, over 57 owned or managed resorts, and access to more than 4,000 resorts worldwide. Bluegreen also offers a portfolio of comprehensive, turnkey, fee-based service resort management, financial services, and sales and marketing on behalf of third parties. For more information, visit www.bluegreencorp.com.

Bluegreen Corporation August 12, 2011	5

Statements in this release may constitute forward looking statements and are made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Forward looking statements are based largely on expectations and are subject to a number of risks and uncertainties including, but not limited to, the risks and uncertainties associated with economic, credit market, competitive and other factors affecting the Company and its operations, markets, products and services; the general risks associated with strategic transactions, including the Company’s ability to pursue a sale of Bluegreen Communities, the ability to negotiate a mutually acceptable definitive agreement to effect a possible sale transaction, and, if that occurs, the consummation of the transaction, and other potential negative impacts relative to the pursuit of a sale transaction; Bluegreen Communities’ assets may be sold, in whole or in part, for less than their carrying values and additional losses may be incurred; additional impairment charges related to our inventories, notes receivable or other assets may be required; the Company’s efforts to improve its liquidity through cash sales and larger down payments on financed sales may not be successful; the performance of the Company’s vacation ownership notes receivable may deteriorate, and the FICO® score-based credit underwriting standards may not have the expected effects on the performance of the receivables; the Company may not be in a position to draw down on its existing credit lines or may be unable to renew, extend, or replace such lines of credit; the Company may require new credit lines to provide liquidity for its operations, including facilities to sell or finance its notes receivable; the Company may not be able to successfully securitize additional timeshare loans and/or obtain adequate receivable credit facilities in the future; risks relating to pending or future litigation, regulatory proceedings, claims and assessments; sales and marketing strategies may not be successful; marketing costs may increase and not result in increased sales; sales to existing owners may not continue at current levels or decrease; fee-based service initiatives may not be successful and may not grow or generate profits as anticipated; deferred sales may not be recognized to the extent or at the time anticipated; and the risks and other factors detailed in the Company’s SEC filings, including those contained in the “Risk Factors” sections of such filings.

Bluegreen Corporation August 12, 2011	6

Condensed Consolidated Statements of Operations

(In 000's, except per share data)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2011	2010	2011	2010
Revenues:
Gross sales of VOIs	$51,410	$57,267	$92,458	$94,288
Estimated uncollectible VOI notes receivable	(6,632)	(9,588)	(10,751)	(24,602)
Sales of VOIs	44,778	47,679	81,707	69,686

Other resort fee-based services revenue	17,287	16,729	34,487	32,705
Fee-based sales commission revenue	18,308	12,130	29,072	22,310
Interest income	23,902	26,926	48,458	54,417
	104,275	103,464	193,724	179,118
Costs and expenses:
Cost of VOIs sold	10,116	12,346	20,654	18,434
Cost of other resort fee-based services	12,156	10,048	25,237	21,523
Selling, general and administrative expenses	49,406	50,306	93,350	96,027
Interest expense	13,903	15,401	28,521	31,287
Other expense, net	1,239	721	915	389
	86,820	88,822	168,677	167,660
Income before non-controlling interest,
provision for income taxes and discontinued operations	17,455	14,642	25,047	11,458
Provision for income taxes	6,186	5,067	8,712	3,259
Income from continuing operations	11,269	9,575	16,335	8,199
Loss from discontinued operations, net of income taxes	(36,386)	(3,897)	(37,762)	(8,839)
Net income(loss)	(25,117)	5,678	(21,427)	(640)
Less: Net income attributable to non-controlling interest	1,582	1,369	2,741	2,908
Net income (loss) attributable to Bluegreen Corporation	$(26,699)	$4,309	$(24,168)	$(3,548)

Income (loss) attributable to Bluegreen Corporation per common share - Basic
Earnings per share from continuing operations attributable to
Bluegreen shareholders	$0.31	$0.26	$0.44	$0.17
Loss per share from discontinued operations	(1.17)	(0.12)	(1.21)	(0.28)
Earnings (loss) per share attributable to Bluegreen shareholders	$(0.86)	$0.14	$(0.77)	$(0.11)

Income (loss) attributable to Bluegreen Corporation per common share - Diluted
Earnings per share from continuing operations attributable to
Bluegreen shareholders	$0.30	$0.26	$0.42	$0.17
Loss per share from discontinued operations	(1.13)	(0.12)	(1.18)	(0.28)
Earnings (loss) per share attributable to Bluegreen shareholders	$(0.83)	$0.14	$(0.76)	$(0.11)

Weighted average number of common shares:
Basic	31,210	31,166	31,194	31,155
Diluted	32,156	31,730	32,082	31,508

Bluegreen Corporation August 12, 2011	7

Condensed Consolidated Balance Sheets

(In 000's)

	June 30,	December 31,
	2011	2010
ASSETS	(Unaudited)

Unrestricted cash and cash equivalents	$67,121	$72,085
Restricted cash ($38,813 and $41,243 held by VIEs at June 30, 2011
and December 31, 2010, respectively)	52,982	53,922
Notes receivable including gross securitized notes of and $486,138
$533,479 (net of allowance of $116,625 and $143,160 at June 30, 2011
and December 31, 2010, respectively)	541,271	568,985
Prepaid expenses	11,246	4,882
Other assets	49,737	56,790
Inventory	318,730	337,684
Property and equipment, net	71,878	73,815
Assets held for sale	31,750	87,769
Total assets	$1,144,715	$1,255,932

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Accounts payable	$8,360	$8,243
Accrued liabilities and other	58,795	60,518
Deferred income	21,708	17,550
Deferred income taxes	10,641	25,605
Receivable-backed notes payable - recourse ($18,941 and $22,759 held by
by VIEs at June 30, 2011 and December 31, 2010, respectively)	123,393	135,660
Receivable-backed notes payable - non-recourse (held by VIEs)	393,840	436,271
Lines-of-credit and notes payable	121,239	142,120
Junior subordinated debentures	110,827	110,827
Total liabilities	848,803	936,794

Total shareholders’ equity	295,912	319,138
Total liabilities and shareholders' equity	$1,144,715	$1,255,932